Exhibit 99.1
FOR IMMEDIATE RELEASE
November 5, 2015
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2015
•Revenues for the year increased 7% to a record $52.5 billion.
•Net income for the year increased 12% to a record $8.4 billion.
•EPS for the year increased 15% to a record $4.90.
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended October 3, 2015. Diluted earnings per share (EPS) for the fourth quarter increased 10% to $0.95 from $0.86 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 35% to $1.20 from $0.89 in the prior-year quarter. Diluted EPS for the year increased 15% to $4.90 from $4.26 in the prior year. Excluding certain items affecting comparability(1), EPS for the year increased 19% to $5.15 from $4.32 in the prior year.

“We had a strong quarter, with adjusted EPS up 35%, completing our fifth consecutive year of record performance,” said Robert A. Iger, chairman and chief executive officer of The Walt Disney Company.  “In Fiscal 2015 we delivered the highest revenue, net income and adjusted EPS in the Company’s history, reflecting the power of our great brands and franchises, the quality of our creative content, and our relentless innovation to maximize value from emerging technologies.”

The following table summarizes the full year and fourth quarter results for fiscal 2015 and 2014 (in millions, except per share amounts). Fiscal 2015 results for the full year and fourth quarter include the benefit from one additional week of operations compared to the prior-year and prior-year fourth quarter due to our fiscal period end. The impact of the additional week of operations was the most significant in our cable networks, domestic parks and consumer products businesses:

	Quarter Ended			Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Change	Oct. 3, 2015	Sept. 27, 2014	Change
Revenues	$13,512	$12,389	9%	$52,465	$48,813	7%
Segment operating income(2)	$3,534	$2,775	27%	$14,681	$13,005	13%
Net income(3)	$1,609	$1,499	7%	$8,382	$7,501	12%
Diluted EPS(3)	$0.95	$0.86	10%	$4.90	$4.26	15%
EPS excluding certain items affecting comparability(1)	$1.20	$0.89	35%	$5.15	$4.32	19%
Cash provided by operations	$3,328	$3,105	7%	$10,909	$9,780	12%
Free cash flow(2)	$2,124	$2,042	4%	$6,644	$6,469	3%

(1)
During the fourth quarter of the current year, the Company recorded a deferred income tax asset write-off of $399 million as a result of the increase in its ownership of Euro Disney S.C.A. in connection with a recapitalization of Disneyland Paris. EPS excluding certain items affecting comparability has been adjusted to exclude this and certain other items. See reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Segment operating income and free cash flow are non-GAAP financial measures. See the discussion on page 8 and 9.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the fourth quarter and full year segment operating results for fiscal 2015 and 2014 (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Change	Oct. 3, 2015	Sept. 27, 2014	Change
Revenues:
Media Networks	$5,826	$5,217	12%	$23,264	$21,152	10%
Parks and Resorts	4,361	3,960	10%	16,162	15,099	7%
Studio Entertainment	1,783	1,778	—%	7,366	7,278	1%
Consumer Products	1,195	1,072	11%	4,499	3,985	13%
Interactive	347	362	(4)%	1,174	1,299	(10)%
	$13,512	$12,389	9%	$52,465	$48,813	7%
Segment operating income:
Media Networks	$1,819	$1,437	27%	$7,793	$7,321	6%
Parks and Resorts	738	687	7%	3,031	2,663	14%
Studio Entertainment	530	254	>100%	1,973	1,549	27%
Consumer Products	416	379	10%	1,752	1,356	29%
Interactive	31	18	72%	132	116	14%
	$3,534	$2,775	27%	$14,681	$13,005	13%

DISCUSSION OF FULL YEAR CONSOLIDATED RESULTS
For the year, the increase in diluted EPS was due to growth at all of our operating segments, a decrease in weighted average shares outstanding as a result of our share repurchase program and lower restructuring and impairment charges in the current year, partially offset by an increase in the effective income tax rate and lower investment gains in the current year. The increase in the effective income tax rate was due to the write-off of a deferred income tax asset as a result of the increase in the Company’s ownership of Euro Disney S.C.A. in connection with the Disneyland Paris recapitalization.
Operating income growth at Media Networks was driven by higher affiliate fees, increased advertising revenue at ESPN and the ABC Television Network and higher operating income from program sales. These increases were partially offset by an increase in programming and production costs at ESPN and, to a lesser extent, the Disney Channels and the ABC Television Network. At Studio Entertainment, operating income growth was due to a higher revenue share with the Consumer Products segment reflecting the success of Frozen merchandise, an increase in television distribution revenue and higher domestic theatrical results. This growth was partially offset by a decline in home entertainment units sold reflecting the success of Frozen in the prior year. Consumer Products operating income growth was due to higher merchandise licensing revenue reflecting the strength of Frozen, Avengers and Star Wars Classic merchandise. Growth at Parks and Resorts was driven by our domestic operations due to higher average guest spending, attendance and occupancy, partially offset by increased costs driven by inflation and volumes. Results at our international parks and resorts operations reflected lower attendance and occupancy at Hong Kong Disneyland Resort and higher pre-opening expenses at Shanghai Disney Resort. Interactive growth was driven by the ongoing success of the Tsum Tsum mobile game and lower product development and marketing costs, primarily at our mobile businesses, partially offset by lower operating income from Disney Infinity console games.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter increased 12% to $5.8 billion, and segment operating income increased 27% to $1.8 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Change	Oct. 3, 2015	Sept. 27, 2014	Change
Revenues:
Cable Networks	$4,245	$3,776	12%	$16,581	$15,110	10%
Broadcasting	1,581	1,441	10%	6,683	6,042	11%
	$5,826	$5,217	12%	$23,264	$21,152	10%
Segment operating income:
Cable Networks	$1,655	$1,274	30%	$6,787	$6,467	5%
Broadcasting	164	163	1%	1,006	854	18%
	$1,819	$1,437	27%	$7,793	$7,321	6%
Cable Networks
Operating income at Cable Networks increased $381 million to $1.7 billion for the quarter due to an increase at ESPN and, to a lesser extent, A&E Television Networks (A & E) and the Disney Channels.
The increase at ESPN reflected higher affiliate and advertising revenues, partially offset by an increase in programming costs. Affiliate revenue growth was driven by contractual rate increases and an increase in subscribers. The increase in subscribers was due to a full quarter of the SEC Network, which launched in August 2014, partially offset by a decline in subscribers at certain of our networks. Growth in advertising revenue reflected higher units sold, partially offset by lower ratings. Higher programming costs reflected a full quarter for the SEC Network, additional rights for the US Open Tennis tournament and contractual rate increases for Major League Baseball and NFL rights, partially offset by the absence of rights costs for NASCAR.
Higher equity income from A & E was due to lower programming and marketing costs, partially offset by lower advertising and affiliate revenue. The increase at Disney Channels was driven by higher affiliate revenues, partially offset by higher programming costs. Affiliate revenue growth reflected contractual rate increases domestically and subscriber growth internationally. The programming cost increase was driven by higher costs for original programming, including more hours of new series in the current quarter.

Broadcasting
Operating income at Broadcasting was essentially flat at $164 million for the quarter. Growth in advertising and affiliate revenue was offset by higher programming costs, lower operating income from program sales, an equity loss from Hulu and higher marketing costs for the fall season launch. The increase in advertising revenue reflected higher units sold, including the benefit of the extra week of operations, and higher rates. Affiliate revenue growth was due to contractual rate increases and new contractual provisions. Higher programming costs reflected the impact of an additional week of operations. Lower operating income from program sales was driven by an increase in cost amortization and lower sales. Program sales reflected decreases for My Wife and Kids and America’s Funniest Home

Videos, partially offset by the sale of How to Get Away with Murder in the current quarter. The equity loss from Hulu was due to higher content and marketing costs.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 10% to $4.4 billion, and segment operating income increased 7% to $738 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations.
Growth at our domestic operations was driven by increased guest spending and attendance at our theme parks, partially offset by higher costs. Guest spending growth was primarily due to higher average hotel room rates and ticket prices for sailings at our cruise line as well as theme park admissions and increased merchandise, food and beverage spending. Cost increases were driven by labor and other cost inflation, spending on information technology maintenance and infrastructure and higher pension and postretirement medical costs.
The decrease at our international operations was primarily due to lower attendance and occupied room nights at Hong Kong Disneyland Resort, higher operating costs at Disneyland Paris and higher pre-opening expenses at Shanghai Disney Resort. These decreases were partially offset by increased guest spending and volumes at Disneyland Paris. Guest spending growth at Disneyland Paris was due to increased food, beverage and merchandise spending as well as higher average hotel room rates and ticket prices. Increased volumes at Disneyland Paris were due to higher attendance and occupied room nights.

Studio Entertainment
Studio Entertainment revenues for the quarter were relatively flat at $1.8 billion, and segment operating income increased $276 million to $530 million. Operating income growth was due to increased TV/SVOD distribution results, lower film cost impairments, improved theatrical results and a higher revenue share with the Consumer Products segment. These increases were partially offset by lower home entertainment results.
The increase in TV/SVOD distribution was driven by a lower average production cost amortization rate, the timing of title availabilities in international pay and domestic free television markets as well as SVOD revenue growth internationally. Lower production cost amortization reflected a higher sales mix of catalog titles in the current quarter.
Operating income growth in theatrical distribution was driven by the performance of Inside Out and Ant-Man in the current quarter compared to Guardians of the Galaxy, Maleficent and no Pixar title in the prior-year quarter. Theatrical distribution revenues were lower in the current quarter as the prior-year quarter also included Planes: Fire and Rescue and The Hundred-Foot Journey whereas the current year included no Disney feature animation or DreamWorks titles in release. Increased revenue share was due to the performance of Frozen merchandise in the current quarter.
The decrease in home entertainment was due to lower net effective pricing and unit sales reflecting the prior-year quarter performance of Frozen internationally and Marvel’s Captain America: The Winter Soldier worldwide, partially offset by Marvel’s Avengers: Age of Ultron and Cinderella in the current quarter. These decreases were partially offset by lower per unit costs as well as decreased marketing spending in the current quarter.

Consumer Products
Consumer Products revenues for the quarter increased 11% to $1.2 billion, and segment operating income increased 10% to $416 million. Higher operating income was driven by earned licensing revenue growth, partially offset by an unfavorable impact from foreign currency translation due to the strengthening of the U.S. dollar against major currencies as well as higher marketing costs. Earned licensing revenue growth was driven by the performance of Star Wars Classic, Avengers and Frozen merchandise.

Interactive
Interactive revenues for the quarter decreased by $15 million to $347 million, and segment operating income increased $13 million to $31 million.
The increase in operating income was primarily due to higher sales of Disney Infinity and lower costs at our mobile businesses, partially offset by lower revenues at our mobile businesses. Higher sales of Disney Infinity were due to the timing of the release of Disney Infinity 3.0, which was launched on August 30, 2015, compared to Disney Infinity 2.0, which was launched on September 23, 2014.

OTHER QUARTERLY FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses of $202 million for the quarter were essentially flat to the prior-year quarter as the timing of allocations to operating segments and lower charitable contributions were offset by higher labor related costs.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Oct. 3, 2015	Sept. 27, 2014	Change
Interest expense	$(68)	$(72)	6%
Interest and investment income	13	34	(62)%
Interest expense, net	$(55)	$(38)	(45)%
The decrease in interest expense for the quarter was due to higher capitalized interest driven by the continued development of Shanghai Disney Resort, partially offset by the impact of the additional week. The decrease in interest and investment income for the quarter was driven by lower gains from the sales of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Oct. 3, 2015	Sept. 27, 2014	Change
Effective income tax rate	46.0%	34.0%	(12.0)	ppt
The increase in the effective income tax rate for the quarter was due to the write-off of a $399 million deferred income tax asset as a result of the increase in the Company’s ownership of Euro Disney S.C.A. in connection with the Disneyland Paris recapitalization. This impact increased the current quarter effective tax rate by 12.4 percentage points.

Noncontrolling Interests

	Quarter Ended
(in millions)	Oct. 3, 2015	Sept. 27, 2014	Change
Net income attributable to noncontrolling interests	$132	$126	(5)%
The increase in net income attributable to noncontrolling interests for the quarter was due to higher operating results at ESPN, partially offset by the impact of the Company’s increased ownership interest in Disneyland Paris.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

FULL YEAR CASH FLOW STATEMENT INFORMATION

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Change
Cash provided by operations	$10,909	$9,780	$1,129
Investments in parks, resorts and other property	(4,265)	(3,311)	(954)
Free cash flow(1)	$6,644	$6,469	$175

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for fiscal 2015 increased 12% or $1.1 billion to $10.9 billion compared to fiscal 2014. The increase was due to higher segment operating results and the impact of changes in payment terms for certain sports rights in fiscal 2014, partially offset by increased income tax payments.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Oct. 3, 2015	Sept. 27, 2014
Media Networks
Cable Networks	$127	$172
Broadcasting	71	88
Total Media Networks	198	260
Parks and Resorts
Domestic	1,457	1,184
International	2,147	1,504
Total Parks and Resorts	3,604	2,688
Studio Entertainment	107	63
Consumer Products	76	43
Interactive	11	5
Corporate	269	252
Total investments in parks, resorts and other property	$4,265	$3,311
Capital expenditures increased from $3.3 billion to $4.3 billion due to an increase at Parks and Resorts due to higher construction spending for the Shanghai Disney Resort and new attractions and resort expansion at Walt Disney World Resort and Hong Kong Disneyland Resort.

Depreciation expense was as follows (in millions):

	Year Ended
	Oct. 3, 2015	Sept. 27, 2014
Media Networks
Cable Networks	$150	$145
Broadcasting	95	93
Total Media Networks	245	238
Parks and Resorts
Domestic	1,169	1,117
International	345	353
Total Parks and Resorts	1,514	1,470
Studio Entertainment	55	48
Consumer Products	57	59
Interactive	12	10
Corporate	249	239
Total depreciation expense	$2,132	$2,064

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended			Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Change	Oct. 3, 2015	Sept. 27, 2014	Change
Diluted EPS as reported	$0.95	$0.86	10%	$4.90	$4.26	15%
Exclude:
Deferred tax asset write-off due to the Disneyland Paris recapitalization(1)	0.24	—	nm	0.23	—	nm
Restructuring and impairment charges(2)	0.02	0.03	(33)%	0.02	0.05	(60)%
Other expense, net(3)	—	—	nm	—	0.01	—%
Diluted EPS excluding certain items affecting comparability(4)	$1.20	$0.89	35%	$5.15	$4.32	19%

(1)	The difference between the impact in the quarter and the year is due to a higher number of weighted average diluted shares outstanding for the full year.

(2)
Charges for the current quarter and year totaled $53 million (pre-tax and before noncontrolling interest) driven by a contract termination charge and severance costs. Charges for the prior-year quarter and year totaled $73 million and $140 million (pre-tax), respectively, driven by impairment of radio FCC licenses for the quarter, and severance costs for the quarter and year.

(3)
Significant items in the prior year include a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax).

(4)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Year Ended
	Oct. 3, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
Segment operating income	$3,534	$2,775	$14,681	$13,005
Corporate and unallocated shared expenses	(202)	(203)	(643)	(611)
Restructuring and impairment charges	(53)	(73)	(53)	(140)
Other expense, net	—	—	—	(31)
Interest income/(expense), net	(55)	(38)	(117)	23
Income before income taxes	3,224	2,461	13,868	12,246
Income taxes	(1,483)	(836)	(5,016)	(4,242)
Net income	$1,741	$1,625	$8,852	$8,004
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 5, 2015, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 12, 2015 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2014 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Revenues	$13,512	$12,389	$52,465	$48,813
Costs and expenses	(10,364)	(9,993)	(39,241)	(37,273)
Restructuring and impairment charges	(53)	(73)	(53)	(140)
Other expense, net	—	—	—	(31)
Interest income/(expense), net	(55)	(38)	(117)	23
Equity in the income of investees	184	176	814	854
Income before income taxes	3,224	2,461	13,868	12,246
Income taxes	(1,483)	(836)	(5,016)	(4,242)
Net income	1,741	1,625	8,852	8,004
Less: Net income attributable to noncontrolling interests	(132)	(126)	(470)	(503)
Net income attributable to The Walt Disney Company (Disney)	$1,609	$1,499	$8,382	$7,501

Earnings per share attributable to Disney:
Diluted	$0.95	$0.86	$4.90	$4.26
Basic	$0.96	$0.87	$4.95	$4.31

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,694	1,734	1,709	1,759
Basic	1,679	1,716	1,694	1,740

Dividends declared per share	$—	$—	$1.81	$0.86

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	October 3, 2015	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$4,269	$3,421
Receivables	8,019	7,822
Inventories	1,571	1,574
Television costs and advances	1,170	1,061
Deferred income taxes	767	497
Other current assets	962	794
Total current assets	16,758	15,169
Film and television costs	6,183	5,325
Investments	2,643	2,696
Parks, resorts and other property
Attractions, buildings and equipment	42,745	42,263
Accumulated depreciation	(24,844)	(23,722)
	17,901	18,541
Projects in progress	6,028	3,553
Land	1,250	1,238
	25,179	23,332
Intangible assets, net	7,172	7,434
Goodwill	27,826	27,881
Other assets	2,421	2,304
Total assets	$88,182	$84,141

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,844	$7,595
Current portion of borrowings	4,563	2,164
Unearned royalties and other advances	3,927	3,533
Total current liabilities	16,334	13,292

Borrowings	12,773	12,631
Deferred income taxes	4,051	4,098
Other long-term liabilities	6,369	5,942
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.9 billion shares	35,122	34,301
Retained earnings	59,028	53,734
Accumulated other comprehensive loss	(2,421)	(1,968)
	91,729	86,067
Treasury stock, at cost, 1.2 billion shares at October 3, 2015 and 1.1 billion shares at September 27, 2014	(47,204)	(41,109)
Total Disney Shareholders’ equity	44,525	44,958
Noncontrolling interests	4,130	3,220
Total equity	48,655	48,178
Total liabilities and equity	$88,182	$84,141

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	October 3, 2015	September 27, 2014
OPERATING ACTIVITIES
Net income	$8,852	$8,004
Depreciation and amortization	2,354	2,288
Gains on sales of investments and dispositions	(91)	(299)
Deferred income taxes	(102)	517
Equity in the income of investees	(814)	(854)
Cash distributions received from equity investees	752	718
Net change in film and television costs and advances	(922)	(964)
Equity-based compensation	410	408
Other	341	234
Changes in operating assets and liabilities:
Receivables	(211)	(480)
Inventories	1	(81)
Other assets	34	(151)
Accounts payable and other accrued liabilities	(49)	536
Income taxes	354	(96)
Cash provided by operations	10,909	9,780

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,265)	(3,311)
Sales of investments/proceeds from dispositions	166	395
Acquisitions	—	(402)
Other	(146)	(27)
Cash used in investing activities	(4,245)	(3,345)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	2,376	50
Borrowings	2,550	2,231
Reduction of borrowings	(2,221)	(1,648)
Dividends	(3,063)	(1,508)
Repurchases of common stock	(6,095)	(6,527)
Proceeds from exercise of stock options	329	404
Contributions from noncontrolling interest holders	1,012	608
Other	(402)	(320)
Cash used in financing activities	(5,514)	(6,710)

Impact of exchange rates on cash and cash equivalents	(302)	(235)

Change in cash and cash equivalents	848	(510)
Cash and cash equivalents, beginning of year	3,421	3,931
Cash and cash equivalents, end of year	$4,269	$3,421

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601